SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 13, 2005
Fisher Scientific International Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	1-10920	02-0451017

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	I.R.S. Employer Identification No.)

Liberty Lane, Hampton, New Hampshire	03842

(Address of principal executive offices)	(Zip Code)
(603) 926-5911
(Registrant’s telephone number, including area code)
None
(Former name, former address and former fiscal year,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-10.01 FORM OF PERFORMANCE BASED RESTRICTED STOCK UNIT AGREEMENT
EX-10.02 FORM OF PERFORMANCE BASED RESTRICTED STOCK UNIT PURCHASE AGREEMENT
EX-10.03 FISHER SCIENTIFIC INTERNATIONAL INC. DEFERRED COMPENSATION PLAN
EX-10.04 NOTIFICATION RELATING TO ONE YEAR POST-EXCERCISE HOLDING REQUIREMENT

Item 1.01 Entry into a Material Definitive Agreement.
Fisher Scientific International Inc. (the “Company”) is focused on 1) ensuring that key employees are also stockholders and 2) that significant compensation plans are based on the Company’s financial performance. In light of the foregoing, the Compensation Committee of the Board of Directors (the “Committee”) of the Company has taken the following actions at a meeting on December 13, 2005.
Approval of Performance Based Restricted Stock Unit Agreement
The Committee approved the Executive Long Term Incentive Program in the form of a Performance Based Restricted Stock Unit Agreement to be entered into with a grantee upon the issuance of restricted stock units under the Company’s 2005 Equity and Incentive Plan (the “2005 Plan”). The grant of restricted stock units shall vest based on the attainment of certain earnings per share performance goals over time.
A copy of such form agreement is filed herewith as Exhibit 10.01.
Approval of Performance Based Restricted Stock Unit Purchase Program
The Committee approved a program whereby certain eligible key employees, including executive officers Paul M. Montrone, Paul M. Meister, David T. Della Penta, Kevin P. Clark and Thomas L. Rea, may elect to give up a percentage of their cash compensation for 2006 (including base salary and incentive bonus) in exchange for a grant of performance based restricted stock units. Under the program, the employee may elect to give up either 10% or 20% of the employee’s 2006 annual cash compensation to purchase restricted stock units issued under the 2005 Plan equal to a multiple of the cash amount given up (the “RSU’s”). For employees that elect to give up 10% of their cash compensation, the applicable multiple will be 2. For employees that elect to give up 20% of their cash compensation, the applicable multiple will be 4. The RSU’s shall be subject to the attainment of certain earnings per share performance goals over time, structured similarly to the Executive Long Term Incentive Program. However, in recognition of the fact that employees paid for the RSU’s, upon a Change in Control of the Company (as defined in the 2005 Plan), the RSU’s shall become vested and the performance goals shall be deemed to be achieved at the greater of (i) the target level for the performance period, or (ii) the actual level of achievement of such performance goals as of the time of the Change in Control, adjusted to assume the same level of performance as the actual performance through the entire performance period.
A copy of the form of Performance Based Restricted Stock Unit Purchase Agreement is filed herewith as Exhibit 10.02.
Approval of Deferred Compensation Plan
The Committee approved the Fisher Scientific International Inc. Deferred Compensation Plan pursuant to which certain employees, including the executive officers named above, shall be entitled to defer up to 100% of their base salary and annual bonus otherwise payable to them. Upon deferral of salary or bonus, such funds shall be used by the Company to purchase Company common stock in the open market, and such shares will be held in a rabbi trust on behalf of each participant. A participant will at all times be 100% vested in his or her deferral account. Such shares shall be payable to the participant in accordance with the participant’s deferral election or upon the occurrence of certain other events as permitted under Section 409A of the Internal Revenue Code, as amended.
A copy of the Fisher Scientific International Inc. Deferred Compensation Plan is filed herewith as Exhibit 10.03.
Holding Requirement of Certain Outstanding 2003 Stock Option Awards
On September 26, 2003, certain key employees, including the executive officers named above, received options to purchase Company common stock that required these employees to hold for a period of one year any share of common stock received upon exercise of such option. The Committee agreed to drop the one-year post-exercise holding requirement.

A copy of the document evidencing the above action is filed herewith as Exhibit 10.04
Other Matters
Non-Resident State Tax Compliance Program
The Company is committed to complying with the increasingly complex state tax regulations regarding employees who conduct business on behalf of their employers outside their state of residency. In order to so comply, the Compensation Committee has approved the following program for certain key employees, including the executive officers named above. The Company shall assure that where practicable state income taxes are withheld in accordance with law for all applicable employees who conduct business on behalf of the Company in a state outside of their state of residency. To the extent such out of state taxes result in additional taxes to the employee, the Company shall gross up such tax payments to the relevant employee; to the extent such withholdings (or failure to withhold) are disputed by the relevant state taxing authority, the Company will indemnify the employee against all liabilities (including defense costs).
Approval of Increase in Salary for Named Executive Officers
The Committee approved an increase in the salary of each of Paul M. Montrone, the Company’s Chairman and Chief Executive Officer and Kevin P. Clark, the Company’s Vice President and Chief Financial Officer. Effective January 1, 2006, Mr. Montrone’s base salary will be increased from $1,100,000 to $1,200,000 and Mr. Clark’s base salary will be increased from $375,000 to $500,000.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.
See Exhibit Index below.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISHER SCIENTIFIC INTERNATIONAL INC.
Dated: December 19, 2005	By:	/s/ Paul M. Meister
		Name:	Paul M. Meister
		Title:	Vice Chairman

EXHIBIT INDEX

Exhibit No.	Description
10.01	Form of Performance Based Restricted Stock Unit Agreement
10.02	Form of Performance Based Restricted Stock Unit Purchase Agreement
10.03	Fisher Scientific International Inc. Deferred Compensation Plan
10.04	Notification relating to one year post-exercise holding requirement